News Release

P. O. Box 1980
Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes
Vice President and Treasurer
540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES SECOND QUARTER RESULTS

WINCHESTER, Virginia (November 24, 2010) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the second quarter of its fiscal year 2011, that ended on October 31, 2010.

Net sales rose by 3% compared with the second quarter of the prior fiscal year to $107,613,000.  Net sales rose by 6% during the six-month period ended October 31, 2010 compared with the comparable period of the prior fiscal year, to $216,916,000. The Company’s sales results in each of its sales channels approximated the overall rate of increase during the second quarter of fiscal year 2011.

The Company generated a net loss of ($7,384,000) or ($0.52) per diluted share during the second quarter of fiscal year 2011, compared with a net loss of ($5,279,000) or ($0.37) per diluted share in the second quarter of its prior fiscal year. The Company generated a net loss of ($10,802,000) or ($0.76) per diluted share in the six-month period ended October 31, 2010, compared with a net loss of ($11,685,000) or ($0.83) per diluted share in the comparable period of the prior fiscal year. The Company’s results in the three- and six-month periods of the prior fiscal year included $146,000 and $1,742,000 of net-of-tax restructuring charges relating to cost reduction initiatives completed in the prior fiscal year. Exclusive of these charges, net loss for the three- and six-month periods ended October 31, 2009 was ($5,133,000) or ($0.36) per diluted share, and ($9,943,000) or ($0.70) per diluted share, respectively.

Gross profit for the second quarter of fiscal year 2011 was 9.1% of net sales, compared with 12.2% in the second quarter of the prior fiscal year. Gross profit was 11.2% of net sales during the first six months of fiscal year 2011, compared with 12.0% of net sales during the comparable period of the prior fiscal year. The decline in gross profit margin during the three- and six-month periods primarily reflected the unfavorable impact of increased sales promotion costs that were included as either reductions of sales or increases to cost of sales during the second quarter of fiscal year 2011.

Selling, general and administrative costs were 20.3% of net sales in the second quarter of fiscal year 2011, up from 20.1% of net sales in the second quarter of the prior fiscal year. Selling, general and administrative costs were 19.3% of net sales in the first six months of fiscal year 2011, down slightly from 19.7% in the comparable period of the prior fiscal year. The Company’s operating expense ratio was relatively consistent with prior year levels, as increased sales and marketing costs were offset by reductions in general and administrative expense.

The Company generated positive free cash flow (defined as cash provided by operating activities net of cash used for investing activities) of $5.5 million in the second quarter of fiscal year 2011, compared with negative free cash flow generated in the second quarter of the prior fiscal year of $2.0 million. The Company’s improvement in free cash flow was aided by the receipt of its federal income tax refund and by proceeds from the sale of a closed plant.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates eleven manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Second Quarter Results

November 24, 2010

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Six Months Ended
	October 31		October 31
	2010	2009	2010	2009

Net Sales	$107,613	$104,068	$216,916	$204,903
Cost of Sales & Distribution	97,797	91,399	192,713	180,400
Gross Profit	9,816	12,669	24,203	24,503
Sales & Marketing Expense	15,805	14,510	29,908	27,859
G&A Expense	6,040	6,380	11,862	12,607
Restructuring Charges	16	233	39	2,787
Operating Loss	(12,045)	(8,454)	(17,606)	(18,750)
Interest & Other (Income) Expense	(87)	(7)	(113)	(53)
Income Tax Benefit	(4,574)	(3,168)	(6,691)	(7,012)
Net Loss	$(7,384)	$(5,279)	$(10,802)	$(11,685)

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	14,240,178	14,138,091	14,231,165	14,125,859

Loss Per Diluted Share	$(0.52)	$(0.37)	$(0.76)	$(0.83)

Condensed Consolidated Balance Sheet

	October 31	April 30
	2010	2010

Cash & Cash Equivalents	$55,866	$53,233
Customer Receivables	27,721	27,524
Inventories	23,982	25,239
Other Current Assets	10,186	17,048
Total Current Assets	117,755	123,044
Property, Plant & Equipment	107,059	114,107
Restricted Cash	14,419	14,419
Other Assets	31,827	30,863
Total Assets	$271,060	$282,433

Current Portion - Long-Term Debt	$926	$893
Accounts Payable & Accrued Expenses	45,869	48,686
Total Current Liabilities	46,795	49,579
Long-Term Debt	25,275	25,582
Other Liabilities	34,233	31,954
Total Liabilities	106,303	107,115
Stockholders' Equity	164,757	175,318
Total Liabilities & Stockholders' Equity	$271,060	$282,433

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AMWD Announces Second Quarter Results

November 24, 2010

Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	October 31
	2010	2009

Net Cash Provided/(Used) by Operating Activities	$7,591	$(6,438)
Net Cash Used by Investing Activities	(2,426)	(4,595)
Free Cash Flow	5,165	(11,033)

Net Cash Used by Financing Activities	(2,532)	(2,397)
Net Increase/(Decrease) in Cash and Cash Equivalents	2,633	(13,430)
Cash and Cash Equivalents, Beginning of Period	53,233	82,821

Cash and Cash Equivalents, End of Period	$55,866	$69,391

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